Exhibit 3.2

EXECUTION VERSION

CERTIFICATE OF DESIGNATIONS

OF

SERIES A 5.85% NON-CUMULATIVE PERPETUAL PREFERRED STOCK

OF

AMERICAN INTERNATIONAL GROUP, INC.

American International Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

In accordance with the resolutions of the Board of Directors of the Corporation (the “Board of Directors”), adopted at a meeting duly called and held on February 12, 2019, the provisions of the Amended and Restated Certificate of Incorporation and the By-laws of the Corporation and applicable law, a Pricing Committee of the Board of Directors, at a meeting duly called and held on March 7, 2019, adopted the following resolution creating a series of the Corporation’s Serial Preferred Stock designated as “Series A 5.85% Non-Cumulative Perpetual Preferred Stock”:

“RESOLVED, that pursuant to the resolutions of the Board of Directors adopted at a meeting duly called and held on February 12, 2019, Section 151 of the Delaware General Corporation Law and the authority granted by ARTICLE FOUR of the Amended and Restated Certificate of Incorporation and the By-laws of the Corporation, the Pricing Committee hereby establishes a series of Serial Preferred Stock, par value $5.00 per share, of the Corporation and fixes and determines such voting powers, such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as follows:

Section 1.              Designation. The distinctive serial designation of such series is “Series A 5.85% Non-Cumulative Perpetual Preferred Stock” (“Series A”). Each share of Series A shall be identical in all respects to every other share of Series A, except that shares of Series A issued after March 14, 2019, may only be issued on a Dividend Payment Date and shall accrue dividends from the date they are issued.

Section 2.              Number of Designated Shares. The number of designated shares of Series A shall initially be 20,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Serial Preferred Stock, excluding shares of any other series of Serial Preferred Stock designated at the time of such increase) or decreased (but not below the number of shares of Series A then outstanding) by the Board of Directors. Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Serial Preferred Stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series A.

Section 3.              Definitions. As used herein with respect to Series A:

(a)           “Board of Directors” means the Board of Directors of the Corporation or a committee of the Board duly authorized by the Board to declare dividends on the Series A or take other action relating to the Series A.

(b)           “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

(c)           “Common Stock” means shares of common stock of the Corporation, par value $2.50 per share.

(d)           “Corporation” has the meaning set forth in the Preamble.

(e)           “Dividend Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with Series A in the payment of current dividends.

(f)            “Dividend Payment Date” has the meaning set forth in Section 4(a).

(g)           “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of shares of Series A shall commence on (and include) March 14, 2019.

(h)           “DTC” means The Depository Trust Company.

(i)            “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)            “Junior Stock” means any class or series of stock of the Corporation (including the Common Stock) that ranks junior to the Series A in the payment of dividends or in the distribution of assets on liquidation, dissolution or winding up of the Corporation.

(k)           “Liquidation Preference” has the meaning set forth in Section 5.

(l)            “Liquidation Preference Parity Stock” means any class or series of stock of the Corporation that ranks on a parity with Series A in the distribution of assets on liquidation, dissolution or winding up of the Corporation.

(m)          “Nonpayment Event” has the meaning set forth in Section 7(b).

(n)           “Preferred Stock Director” has the meaning set forth in Section 7(b).

(o)           “Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series A, which amendment, clarification or change results in (i) the shortening of the length of time the Series A is assigned a particular level of equity credit by that rating agency as compared to the length of time it would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series A; or (i) the lowering of the equity credit (including up to a lesser amount) assigned to the Series A by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series A.

(p)           “Regulatory Capital Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States or any other governmental agency or instrumentality as may then have group-wide oversight of the Corporation’s regulatory capital that is enacted or becomes effective after the initial issuance of the Series A, (ii) any proposed amendment to, or change in, those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Series A, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after the initial issuance of the Series A, there is more than an insubstantial risk that the full liquidation preference per share of the Series A outstanding from time to time would not qualify as capital (or a substantially similar concept) for purposes of any group capital standard to which the Corporation is or will be subject.

(q)           “Series A” has the meaning set forth in Section 1.

(r)            “Stated Amount” means, in respect of Series A, $25,000.00 per share, and, in respect of any other series of capital stock, the stated amount per share specified in the Amended and Restated Certificate of Incorporation or applicable certificate of designations.

(s)           “Voting Parity Stock” has the meaning set forth in Section 7(b).

Section 4.              Dividends.

(a)           Rate. Holders of Series A shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, non-cumulative cash dividends at the annual rate of 5.85% of the Stated Amount per share, and no more, payable quarterly in arrears on the fifteenth day of each March, June, September and December, respectively, in each year (each, a “Dividend Payment Date”) with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, to holders of record on the 15th calendar day before such Dividend Payment Date or such other record date not more than 30 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. The amount of the dividend per share of Series A for each Dividend Period (or portion thereof) will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, the applicable dividend shall be paid on the first Business Day following that day without adjustment. The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series A.

(b)           Dividends Non-cumulative. Dividends on shares of Series A shall not be cumulative. Holders of Series A shall not be entitled to receive any dividends not declared by the Board of Directors and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared. Holders of the Series A shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(c)           Priority of Dividends. So long as any share of Series A remains outstanding, unless dividends on all outstanding shares of Series A for the most recently completed Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any Junior Stock, other than a dividend payable solely in stock that ranks junior to the Series A in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

If the Board of Directors elects to declare only partial instead of full dividends for a dividend payment date and related dividend period (which terms include, in the case of Series A, the Dividend Payment Dates and Dividend Periods provided for herein) on the shares of Series A or any Dividend Parity Stock, then to the extent permitted by the terms of the Series A and each outstanding series of Dividend Parity Stock such partial dividends shall be declared on shares of Series A and Dividend Parity Stock, and dividends so declared shall be paid, as to any such dividend payment date and related dividend period in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any Dividend Parity Stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such Dividend Parity Stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series A or any series of Dividend Parity Stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), for purposes of this paragraph, the Board of Directors may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Series A for purposes of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series A.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Common Stock or Junior Stock from time to time out of any funds legally available therefor, and the shares of Series A shall not be entitled to participate in any such dividend.

(d)           Redemption and Repurchase of Junior Stock. So long as any share of Series A remains outstanding, unless dividends on all outstanding shares of Series A for the most recently completed Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, no monies may be paid or made available for a sinking fund for the redemption or retirement of Junior Stock, nor shall any shares of Junior Stock be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than:

(i)            as a result of (x) a reclassification of Junior Stock, or (y) the exchange or conversion of one share of Junior Stock for or into another share of stock that ranks junior to the Series A in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, or

(ii)           through the use of the proceeds of a substantially contemporaneous sale of other shares of stock that ranks junior to the Series A in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

Section 5.              Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, holders of Series A will be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders an amount equal to the Stated Amount per share, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment (but without any amount in respect of dividends that have not been declared prior to such payment date) (the “Liquidation Preference”).

(b)           Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference in full to all holders of Series A and all holders of any Liquidation Preference Parity Stock, the amounts paid to the holders of Series A and to the holders of all Liquidation Preference Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preferences of Series A and all such Liquidation Preference Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation other than the Series A means the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder or stock on which dividends accrue on a non-cumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable.

(c)           Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A and all holders of any Liquidation Preference Parity Stock, the holders of Junior Stock will be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)           Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger, consolidation or other business combination of the Corporation with or into any other corporation, including a transaction in which the holders of Series A receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.              Redemption.

(a)           Optional Redemption. The Corporation may redeem the Series A at its option: (i) in whole, but not in part, at any time prior to March 15, 2024, within 90 days after the occurrence of a Rating Agency Event, at a redemption price equal to $25,500 per share of Series A, together with (except as provided herein) an amount equal to any dividends per share that have been declared but not paid prior to the redemption date (with no amount in respect of any dividends that have not been declared prior to such date), or (ii) (A) in whole, but not in part, at any time prior to March 15, 2024, within 90 days after the occurrence of a Regulatory Capital Event, or (B) in whole or in part, from time to time, on or after March 15, 2024, in each case, at a redemption price equal to $25,000 per share of Series A, together with (except as provided herein) an amount equal to any dividends per share that have been declared but not paid prior to the redemption date (with no amount in respect of any dividends that have not been declared prior to such date). The redemption price for any shares of Series A shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series A are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4 above.

(b)           No Sinking Fund. The Series A will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A will have no right to require redemption of any shares of Series A.

(c)           Notice of Redemption. Notice of every redemption of shares of Series A shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 90 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A. Notwithstanding the foregoing, if the Series A or any depositary shares representing interests in the Series A are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Series A at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series A to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (5) that dividends will cease to accrue on the redemption date.

(d)           Partial Redemption. In case of any redemption of only part of the shares of Series A at the time outstanding, the shares to be redeemed shall be selected either pro rata from the holders of record of Series A in proportion to the number of shares of Series A held by such holders or by lot. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions on which shares of Series A shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series A and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.

(e)           Effectiveness of Redemption. If notice of redemption has been duly given, and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series A are issued in certificated form, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date, to the extent permitted by law, shall be released from the trust so established and may be commingled with the Corporation’s other funds, and thereafter the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7.              Voting Rights.

(a)           General. The holders of Series A will have no voting rights except as set forth below or as otherwise from to time required by law.

(b)           Right to Elect Two Directors on Nonpayment Events. If and whenever dividends payable on Series A or any class or series of Dividend Parity Stock having voting rights equivalent to those described in this Section 7(b) (any such class or series being herein referred to as “Voting Parity Stock”) have not been declared and paid (or, in the case of Voting Parity Stock bearing dividends on a cumulative basis, shall be in arrears) in an aggregate amount equal to full dividends for at least six quarterly Dividend Periods or their equivalent (whether or not consecutive) ( a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall be automatically increased by two and the holders of Series A, together with the holders of any outstanding Voting Parity Stock then entitled to vote for additional directors, voting together as a single class in proportion to their respective Stated Amounts, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”); provided that the Board of Directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of voting preferred stock are entitled to elect pursuant to like voting rights).

In the event that the holders of Series A and such other holders of Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Stated Amount of the Series A and each other series of Voting Parity Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series A or Voting Parity Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 9 below, or as may otherwise be required or permitted by applicable law. If the Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series A may call such a meeting at the Corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose and no other (unless provided otherwise by applicable law) such Series A holder shall have access to the Corporation’s stock ledger.

When (i) dividends have been paid regularly on the Series A for at least one year after a Nonpayment Event, and (ii) the rights of holders of any Voting Parity Stock to participate in electing the Preferred Stock Directors shall have ceased, the right of holders of the Series A to participate in the election of Preferred Stock Directors shall cease (but subject always to the revesting of such voting rights in the case of any future Nonpayment Event), the terms of office of all the Preferred Stock Directors shall forthwith terminate, and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A and Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective Stated Amounts). The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided. In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders on the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series A and such Voting Parity Stock for which dividends have not been paid, voting as a single class in proportion to their respective Stated Amounts. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

(c)           Other Voting Rights. So long as any shares of Series A are outstanding, in addition to any other vote or consent of stockholders required by law or by the Amended and Restated Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A at the time outstanding, voting together with any other series of Preferred Stock that would be adversely affected in substantially the same manner and entitled to vote as a single class in proportion to their respective Stated Amounts (to the exclusion of all other series of Preferred Stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

(i)            Amendment of Certificate of Incorporation. Any amendment, alteration or repeal of any provision of the Amended and Restated Certificate of Incorporation or By-laws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series A so as to affect them adversely; provided that the amendment of the Amended and Restated Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of stock that does not rank senior to the Series A in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A;

(ii)           Authorization of Senior Stock. Any amendment or alteration of the Amended and Restated Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking senior to the Series A in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

(iii)          Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of (x) a binding share exchange or reclassification involving the Series A, (y) a merger or consolidation of the Corporation with another entity (whether or not a corporation), or (z) a conversion, transfer, domestication or continuance of the Corporation into another entity or an entity organized under the laws of another jurisdiction, unless in each case (A) the shares of the Series A remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, the shares of Series A are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A immediately prior to such consummation, taken as a whole.

(d)           Changes after Provision for Redemption. No vote or consent of the holders of Series A will be required pursuant to Section 7(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A shall have been redeemed, or shall have been called for redemption on proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above unless in the case of a vote or consent required pursuant to clause (ii) of Section 7(c) above if the shares of Series A are being redeemed with the proceeds from the sale of the stock to be authorized.

Section 8.              Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A may deem and treat the record holder of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9.              Notices. All notices or communications in respect of the Series A will be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Amended and Restated Certificate of Incorporation or By-laws or by applicable law.

Section 10.            Other Rights. The shares of Series A will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Amended and Restated Certificate of Incorporation of the Corporation. The holders of Series A shall not have any preemptive rights or conversion rights.

Section 11.            Certificates. The Corporation may at its option issue shares of Series A without certificates. As long as DTC or its nominee is the registered owner of the Series A, DTC or its nominee, as the case may be, will be considered the sole owner and holder of all shares of Series A for all purposes under the instruments governing the rights and obligations of holders of shares of Series A. If DTC discontinues providing its services as securities depositary with respect to the shares of Series A, or if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, the Corporation will either print and deliver certificates for the shares of Series A or provide for the direct registration of the Series A with the transfer agent for the Series A. If the Corporation decides to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary), certificates for the shares of Series A will be printed and delivered to DTC or the Corporation will provide for the direct registration of the Series A with the transfer agent for the Series A. Except in the limited circumstances referred to above, owners of beneficial interests in the Series A:

(a)	will not be entitled to have such Series A registered in their names;

(b)	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the Series A; and

(c)	will not be considered to be owners or holders of the shares of Series A for any purpose under the instruments governing the rights and obligations of holders of shares of Series A.

Section 12.            Restatement of Certificate. On any restatement of the Amended and Restated Certificate of Incorporation of the Corporation, Section 1 through Section 11 of this Certificate of Designations shall be included in ARTICLE FOUR of the Amended and Restated Certificate of Incorporation under the heading “Series A 5.85% Non-Cumulative Perpetual Preferred Stock” and this Section 12 may be omitted. If the Board of Directors so determines, the numbering of Section 1 through Section 11 may be changed for convenience of reference or for any other proper purpose.”

In witness whereof, American International Group, Inc. has caused this Certificate to be signed by Christopher B. Chorengel, Assistant Secretary, this 8th day of March, 2019.

American International Group, Inc.

By:	/s/ Christopher B. Chorengel
Name:	Christopher B. Chorengel
Title:	Assistant Secretary